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                                                                    EXHIBIT 11.1

                           SEAGATE TECHNOLOGY, INC.
                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (In thousands except per share data)

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
                                               Quarter Ended
                                               -------------
                                          October 3,  September 27,
                                             1997         1996
                                          ----------  -------------
PRIMARY
-------
Weighted average number of common
 shares outstanding during the period        244,633        213,728

Incremental common shares attributable
 to exercise of outstanding options
 (assuming proceeds would be used to
 purchase treasury stock)                          -          5,668
                                          ----------      ---------
Total shares                                 244,633        219,396
                                          ==========      =========
Net income (loss):
 Amount                                    $(240,217)     $129,361
 Per share                                 $   (0.98)     $   0.59

FULLY DILUTED
-------------
Weighted average number of common
 shares outstanding during the period        244,633       213,728

Incremental common shares attributable
 to exercise of outstanding options
 (assuming proceeds would be used to
 purchase treasury stock) and conversion
 of convertible subordinated debentures            -       44,938
                                           ---------     --------
Total shares                                 244,633      258,666
                                           =========     ========
Net income (loss):
 Amount                                    $(240,217)    $129,361
 Add 5% convertible subordinated
  debentures interest, net of income
  tax effect                                       -        2,057
 Add 6-1/2% convertible subordinated
  debentures interest, net of income tax
  effect                                           -        3,054
 Add 6-3/4% convertible subordinated
  debentures interest, net of income tax
  effect                                           -        2,145
                                           ---------     --------
Total                                      $(240,217)    $136,617
                                           =========     ========
Per share                                  $   (0.98)    $   0.53
                                           =========     ========
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